Exhibit 99.1
MRV RECEIVES NASDAQ LETTER FOR DELAYED FILING
OF FORM 10-Q FOR QUARTER ENDED JUNE 30, 2008
CHATSWORTH, CA – August 18, 2008 – MRV COMMUNICATIONS, INC. (NASDAQ: MRVC) announced that, as expected, it has received a NASDAQ Staff Determination letter indicating that the Company is not currently in compliance with NASDAQ’s listing requirements as set forth in NASDAQ Marketplace Rule 4310(c)(14) as a consequence of MRV’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. MRV has determined to initiate the appeal process by requesting a hearing before the NASDAQ Listing Qualifications Panel in response to the letter. Upon its timely submission of the hearing request, MRV’s shares will remain listed on The NASDAQ Stock Market pending a decision by the NASDAQ Listing Qualifications Panel.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The Company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com
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